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                                                                     Exhibit 8.1


                                  May 17, 1999



Sunstone Hotel Investors, Inc.
903 Calle Amanecer
San Clemente, CA  92672


        RE:     SUNSTONE HOTEL INVESTORS, INC./TAX OPINION

Ladies and Gentlemen:

                We have acted as counsel to Sunstone Hotel Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the issuance by the Company of warrants (the "Warrants") to purchase common stock ("Common Stock") of the Company and the issuance of Common Stock upon the exercise of the Warrants.

                The Company currently owns more than a 90% general partner interest in Sunstone Hotel Investors, L.P. (the "Partnership"). The Partnership currently owns, either directly or indirectly through subsidiary entities, several hotels and associated personal property (the "Hotels"). Each of the Hotels is leased to Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee"), pursuant to a percentage lease (collectively, the "Leases"). Sunstone Hotel Management, Inc. (the "Management Company") is managing the Hotels. Robert
A. Alter and Charles L. Biederman are 80% and 20% shareholders, respectively, of the Lessee and Mr. Alter is the sole shareholder of the Management Company. Mr. Alter is the Chairman of the Board of Directors and President of the Company and will continue to serve as such.

                In 1997, the Company acquired all of the stock of Kahler Realty Corporation ("Kahler"). (This transaction is referred to herein as the "Acquisition".) Kahler adopted a plan of liquidation after the Acquisition and all of its assets, subject to all of its outstanding liabilities, were transferred to the Company during 1997. The Company in turn contributed all such assets to the Partnership.

                In connection with the opinions rendered below, we have examined the following:

                1.      The Amended Articles of Incorporation of the Company.

                2.      The Company's By-laws, as amended to date.

                3.      The Registration Statement.

                4. The Limited Partnership Agreement of the Partnership, as amended and restated to date (the "Partnership Agreement").

                5. The cost segmentation analysis dated August 15, 1995, the cost segmentation analysis as of December 31, 1995, the cost segmentation analysis as of May 31, 1996, and the cost segmentation analysis as of December 31, 1996, prepared by Coopers & Lybrand L.L.P., and the cost segmentation analysis prepared by Ernst & Young LLP ("Ernst & Young") in connection with the Acquisition. (The foregoing analyses and information are referred to herein as the "Cost Segmentation Analyses.")

                6. An analysis dated April 1, 1999, of the Company's satisfaction of the tests for qualification as a REIT for income tax purposes prepared by Ernst & Young (the "REIT Qualification Analysis").

                7. Projections as to the expected financial performance of the Company, the Lessee and the Management Company.



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                8.      The analysis of Kahler's pre-Acquisition earnings and
profits prepared by KPMG Peat Marwick LLP in connection with the Acquisition (the "KPMG E&P Analysis").

                9. The review of the KPMG E&P Analysis prepared by Ernst & Young in connection with the Acquisition (the "Ernst & Young E&P Review").

                10. A representation certificate from the Company as to certain factual matters (the "Representation Certificate").

                11. Such other documents and data as we have deemed necessary or appropriate for purposes of this opinion.

                In connection with the opinions rendered below, we have assumed that:

                A. Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic if an original or accurate if a copy, and has not been amended.

                B. Each of the representations set forth in the Representation Certificate is true and correct.

                C. The Company will not make any amendments to its organizational documents, or in its operations or the Leases, after the date of this opinion that would affect its qualification as a REIT for any taxable year.

                D. No actions will be taken by the Company, the shareholders of the Company, the Partnership, the partners of the Partnership or any other entity in which the Company owns an interest (either directly or indirectly) after the date hereof that would have the effect of materially altering the facts upon which we have relied in rendering our opinion, including those facts set forth in the Representation Certificate.

                E. The Cost Segmentation Analyses and the REIT Qualification Analysis are accurate in all material respects and there have been no material changes in the information reflected in the Ernst & Young REIT Qualification Analysis since the date thereof that would adversely affect the Company's qualification as a REIT.

                F. The information and conclusions reflected in the KPMG E&P Analysis and the Ernst & Young E&P Review are accurate in all material respects.

                G. The projections provided to us regarding the expected financial performance of the Company, the Lessee and the Management Company represented reasonable projections when prepared, and there have been no material changes in the information reflected in those projections since the date thereof.

                H. The rental payments pursuant to the Leases have not been and will not be calculated based on the net income of the Lessee (and no rent abatements have been or will be calculated with reference to the net income of the Lessee).

                Based on the documents, assumptions and representations described in this letter, we are of the opinion that the statements regarding federal income tax considerations set forth in the Registration Statement under the caption "Federal Income Tax Considerations," insofar as such statements constitute statements of law or legal conclusions, are correct in all material respects.

                                      # # #

                The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service (the "Service") has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REITs. The foregoing opinion is not binding on the Service, and no assurance can be given that the Service will not successfully challenge our opinion upon audit.



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Furthermore, no assurance can be given that the tax law will not change in a way that will adversely affect the Company and its shareholders.

                Our opinion is conditioned and based upon the accuracy of substantial factual information, representations and conclusions provided to us by various parties, including (without limitation) the Representation Certificate, the Cost Segmentation Analyses, the REIT Qualification Analysis, the KPMG E&P Analysis and the Ernst & Young E&P Review. We have not rendered an opinion as to any factual matters, including (without limitation) the accuracy of the information, representations and conclusions referred to in the preceding sentence. In particular, we have rendered no opinion as to such factual matters as the amount of Kahler's pre-Acquisition earnings and profits, the conformity of the Leases with normal business practices (as represented by the Company) or the accuracy of the Cost Segmentation Analyses or the REIT Qualification Analysis. If any such information, representations or conclusions as to factual matters is inaccurate in any material respect, our opinion could be different. Furthermore, we have not monitored and will not monitor compliance by the Company with the ongoing requirements for qualification as a REIT and, therefore, cannot assure that the Company has or will satisfy each of those requirements.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Brobeck, Phleger & Harrison LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.

                The foregoing opinion is limited to the federal income tax matters specifically addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the Company and the purchasers of the Warrants and Common Stock from the Company, and may not be relied upon for any purpose by any other person without our express written consent.

                                        Very truly yours,



                                        BROBECK, PHLEGER & HARRISON LLP



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